Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (the “Form S-8”), of our auditor’s report dated December 2, 2025 with respect to the consolidated financial statements of Pineapple Financial Inc. as at August 31, 2025 and 2024 and for the years then ended, as included in the Annual Report on Form 10-K of Pineapple Financial Inc., as filed with the United States Securities and Exchange Commission.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

January 14, 2026

Mississauga, Canada

MNP LLP
Suite 900, 50 Burnhamthorpe Road W, Mississauga ON, L5B 3C2	T: 416.626.6000 F: 416.626.8650

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